This filing is made pursuant to Rule 424(b)(3) under
the Securities Act of 1933 in connection with
Registration No. 333-132201

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities	(1)	(1)

(1)   $50,000,000 aggregate principal amount of Debt Securities are being offered pursuant to this Pricing Supplement. An aggregate registration fee of $465,778 was pre-paid or carried forward from a prior registration statement with respect to $4,064,937,000 principal amount of an unspecified aggregate number of Debt Securities registered pursuant to Registration Statement No. 333-132201, an additional registration fee of $107,000 was pre-paid on May 15, 2006 (pursuant to a Prospectus Supplement dated May 11, 2006, filed on May 15, 2006 under Rule 424(b)(2) under the Securities Act of 1933) in connection with an additional $1,000,000,000 principal amount of Debt Securities, an additional registration fee of $107,000 was pre-paid on September 1, 2006 (pursuant to a Pricing Supplement dated August 28, 2006, filed on September 1, 2006 under Rule 424(b)(3) under the Securities Act of 1933) in connection with an additional $1,000,000,000 principal amount of Debt Securities, and an additional registration fee of $107,000 was pre-paid on October 17, 2006 (pursuant to a Pricing Supplement dated October 4, 2006, filed on October 17, 2006 under Rule 424(b)(3) under the Securities Act of 1933) in connection with an additional $1,000,000,000 principal amount of Debt Securities. An additional registration fee of $107,000 was pre-paid on December 19, 2006 (pursuant to a Pricing Supplement dated December 8, 2006, filed on December 19, 2006 under Rule 424(b)(3) under the Securities Act of 1933) in connection with an additional $1,000,000,000 principal amount of Debt Securities.   $5,350 of such registration fee is offset against the fee due for this offering and, as of January 11, 2007, $5,272 remains available for future fees with respect to $49,270,000 principal amount of unsold Debt Securities. An additional registration fee of $107,000, calculated in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, is being pre-paid pursuant to this Pricing Supplement in connection with an additional $1,000,000,000 principal amount of Debt Securities.

Rule 424(b)(3)

Registration No. 333-132201

Pricing Supplement dated January 10, 2007
(To Prospectus dated March 7, 2006 and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PB21

Principal Amount (in Specified Currency): $50,000,000

Issue Price: 100%

Trade Date: January 10, 2007

Original Issue Date: January 16, 2007

Stated Maturity Date: January 17, 2008

Interest Rate: 5.25% per annum

Interest Payment Dates: July 17, 2007 and at Maturity

Net Proceeds to Issuer: 99.85%

Agent’s Discount or Commission: 0.15%

Agent: Toyota Financial Services Securities USA Corporation

Agent’s Capacity:

☒ Agent

☐ Principal

Day Count Convention:

☒  30/360

☐  Actual/360

☐  Actual/Actual

Redemption: Not Applicable

Redemption Dates:

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount:     No

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period:

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter

Form of Note:

☒ Book-entry only

☐ Certificated